Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

16 December 2024

Matter No.: 401717

Doc ID.: 24228150.1

+1 441 298 7859

Chiara.nannini@conyers.com

SiriusPoint Ltd.

Point Building

3 Waterloo Lane

Pembroke HM08, Bermuda

Dear Sir or Madam,

Re:	SiriusPoint Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the registration statement on Form S-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) of the Company to be filed on the date hereof relating to the shelf registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) common shares of the Company, $0.10 par value per share (“Common Shares”), (ii) preference shares of the Company, $0.10 par value per share (“Preference Shares” and together with the Common Shares, the “Equity Securities”), which may be issued in one or more series, (iii) depositary receipts representing fractional interests in Common Shares or Preference Shares (“Depositary Shares”), (iv) (A) senior debt securities of the Company (the “Senior Debt Securities”) and (B) subordinated debt securities of the Company (together with the Senior Debt Securities, the “Debt Securities”), (v) warrants to purchase Common Shares, Preference Shares, Depositary Shares, Debt Securities or other securities of the Company (“Warrants”), (vi) share purchase contracts (“Purchase Contracts”) obligating the holders thereof to purchase from the Company, and the Company to sell to such holders, a specified or varying number of Common Shares, Preference Shares or Depositary Shares of the Company at a future date or dates, (vii) units of the Company, each consisting of one or more of securities of the Company (“Purchase Units”), and (viii) such indeterminate number of Common Shares, Preference Shares or Depositary Shares and indeterminate amount of Debt Securities as may be issued upon conversion, exchange or exercise, as applicable, of any Preference Shares, Depositary Shares, Debt Securities or Warrants or settlement of any Purchase Contracts or Purchase Units, including such Common Shares or Preference Shares as may be issued pursuant to anti-dilution adjustments determined at the time of offering (collectively, “Indeterminate Securities”). The Common Shares, Preference Shares, Depositary Shares, Debt Securities, Warrants, Purchase Contracts, Purchase Units and Indeterminate Securities offered pursuant to the Registration Statement are collectively referred to herein as the “Securities.”

conyers.com | 1

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined an electronic copy of the Registration Statement. We have also reviewed:

1.1.	copies of the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on 16 December 2024;

1.2.	copies of written resolutions of the directors of the Company dated 13 December 2024 (the “Resolutions”) certified by the Secretary of the Company on 16 December 2024; and

1.3.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended;

2.5.	that the Company will issue the Securities in furtherance of its objects as set out in its memorandum of association;

2.6.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.7.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.8.

that the Company will have sufficient authorised capital to effect the issue of any of the Equity Securities at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Securities;

2.9.

that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”), and the consent to the issue and free transfer of the Securities given by the Bermuda Monetary Authority as of 20 December 2011 will not have been revoked or amended at the time of issuance of any Securities;

2.10.

that the form and terms of any and all Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preference Shares) or other Securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants, Purchase Contracts and Purchase Units), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in Bermuda;

2.11.

that all necessary corporate action will be taken to authorise and approve any issuance of Securities (including, if Preference Shares are to be issued, all necessary corporate action to establish one or more series of Preference Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.12.

that the applicable purchase, underwriting or similar agreement, any Debt Securities, any indenture and any supplement thereto and any other agreement or other document relating to any Securities will be valid and binding in accordance with its terms pursuant to its governing law;

2.13.

that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the Board of Directors, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto;

2.14.	that, upon the issue of any Equity Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.15.

the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto.

3.	QUALIFICATIONS

3.1.	The obligations of the Company in connection with the Securities and any indenture or other agreement or documents relating thereto:

(a)

will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Bermuda court, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)

may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

3.2.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Securities by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act, or to pay any Bermuda government fee or tax, which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of Bermuda);

4.2.

Upon the due issuance of Common Shares and/or Preference Shares and payment of the consideration therefor, such Common Shares and/or Preference Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.	Upon the due issuance of:

(a)	Debt Securities of any series;

(b)	Depositary Shares;

(c)	Warrants;

(d)	Purchase Contracts; and/or

(e)	Purchase Units,

and payment of the consideration therefor, such Securities will be validly issued and (except in the case of any Equity Securities forming part of a Purchase Unit) will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited